Exhibit 10.26

Talend, Inc.

October 27, 2014

Brad Stratton

Dear Brad:

I’m pleased to extend you an offer of employment with Talend, Inc. (together with its affiliates referred to as the “Company”) for the position of Senior Vice President of Worldwide Sales. You will report directly to me in this role.

Details of this offer include the following:

•                  Base Salary — $250,000 per annum paid in semi-monthly increments.

•                  Quarterly Bonus — Effective November 15, 2014, you shall be eligible to participate in Talend’s quarterly bonus program. Your target bonus shall be $50,000 per quarter ($200,000 total per annum). Attainment of the quarterly bonus shall be based on the attainment of quarterly objectives defined within your first two weeks in the company.

•                  Talend Stock Option Program — In conjunction with your employment, we will recommend to the Board of Directors at the first Board meeting following the date on which you become an employee, that you be granted 1,764,495 stock options representing 0.9% of Talend SA’s fully diluted capital. The options shall vest as to 25% of the shares after one year and quarterly thereafter, so that they are fully vested and exercisable four (4) years from the grant date, subject to your continued status as an employee with the Company on the relevant vesting dates. Should the Company be acquired prior to the full vesting of this stock option grant, and your employment be subsequently terminated within 12 months of that change of control, 100% of this stock option grant will immediately vest. In all other respects, the Options shall be subject to the terms, definitions, and provisions of the Company’s Stock Option Plan (the “Stock Plan”) and the stock options agreement by and between you and the Company (the “Option Agreement”). The exercise price of this stock option grant shall be at the then current market price as defined by the Board of Directors.

•                  Right to purchase — Upon hiring, you will have the right to purchase up to $500,000 of common stock at the then-market current market price.

•                  Severance for termination without Cause — Should your employment with Talend, Inc. be terminated without cause, the Company agrees to provide a 60 day notice period. Additional terms:

•                  Should employment be terminated within the first 18 months of employment, you are eligible for 4 months of base pay.

Talend, Inc – www.talend.com | P: 650-676-4018

800 Bridge Parkway. Suite 200 | Redwood City, CA 94065

•                  Should employment be terminated after the first 18 months, you are eligible for 6 months of base pay.

•                  Any severance amount would be paid as a lump sum.

•                  Employee Benefits — As an employee, you will be eligible to participate in the Talend U.S. Employee Benefits program on your date of hire with Talend. Benefits include medical, dental and vision insurance, paid time off, life insurance, short and long term disability insurance, a Flexible Spending Account, and contributions to a matching 401(k) retirement savings account. You should note that the Company may modify benefits from time to time as it deems necessary.

We are very excited about you joining Talend and look forward to a beneficial and fruitful relationship. Please note that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook. As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment is tentatively set for Monday, November 10, 2014. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company Chief Executive Officer and you. This offer of employment will terminate if it is not accepted, signed and returned by Friday, October 31, 2014.

I’m excited about the possibility of you joining the team at Talend and look forward to our mutual success. I believe you will find your association with the Company both challenging and rewarding. Please feel free to contact me directly if we can be of any assistance at this time. We look forward to your favorable reply.

Sincerely,

/s/ Michael Tuchen

Michael Tuchen
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Bradley J. Stratton

Printed Name:	Bradley J. Stratton

Date:	10/31/2014

Start Date:	11/10/2014

AT WILL, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

This At Will and Confidentiality Agreement is entered into by and between Brad Stratton (hereinafter “Employee”) and Talend, Inc. a Delaware corporation (hereinafter referred to as “Employer”) as of this 10 day of 30, 2014 in regard to the following facts:

A.                                    As part of Employee’s employment with Employer, Employee has or will be exposed to and /or provided with confidential information relating to the operation of Employer’s business and its customers that are “Confidential Information/Trade Secrets” (as defined below) belonging exclusively to Employer.

B.                                    Employee acknowledges that a part of the consideration Employee is providing Employer in exchange for his/her employment and continued employment with Employer is Employee’s agreement to maintain the confidentiality of Employer’s “Trade Secrets” in the manner provided herein below.

In consideration of the foregoing Employee agrees as follows:

1.                                      Information and Recommendations to Benefit Employer. Employee shall provide Employer with all information and recommendations regarding Employer’s business, of which Employee has knowledge that could reasonably be considered to benefit Employer. Employee shall not usurp, for personal gain, information which could reasonably be considered to benefit Employer.

2.                                      Non-Competition Covenant. Employee promises that during his/her employment with Employer, he/she shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director, or in any other individual or representative capacity, engage or attempt to engage in any competitive activity relating to the subject matter of his/her employment with Employer.

3.                                      Customer Lists, Trade Secrets, and Unfair Competition. Employee acknowledges and agrees that the names and addresses of Employer’s customers and prospective customers (“Customers”) and all other confidential information relating to those actual or prospective customers as well as all other information that has or could have commercial value or other utility in the business in which Employer or its Customers are engaged or in which they contemplate engaging and information, that, if disclosed without authorization, could be detrimental to the interests of Employer or its customers, whether or not such information is identified as confidential information by Employer or its Customers constitutes Confidential Information/Trade Secrets of Employer. By example, and without any limitation, Confidential Information/Trade Secrets includes all information such as information on the profitability of the Employer, Employer’s Customer lists and potential leads Customer lists, information relating to Employer’s Customers such as pricing information or contract terms, any other information relating to Employer or Employer’s customers that have been obtained or made known to Employee solely as a result of Employee performing his services for the Employer, developing, production and/or design techniques, product designs, scheduled, and/or drawings containing Employer’s product designs, techniques and inventions (whether patentable or not), copyrighted materials and software created for the benefit of Employer, as well as the Employer’s business plans, strategy plans, sales figures, sales reports, accounting/financial records (including, but not limited to, balance sheets, profit and loss statements, tax returns, payable and receivable information, bank account information and other financial reporting information), personnel policies, marketing plans, buying habits or practices of Employer’s Customers not specifically aforementioned, Employer’s marketing methods and related data, the names of any of

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Employer’s vendors, or suppliers, information relating to costs, sales or services provided to Employer by such vendors, the prices Employer obtains or has obtained for Employer’s products or services, compensation paid to Employer’s employees and other terms of employment, information regarding Employer’s relations with its employees, information regarding other employees or agents of Employer, or confidential Customer information and/or other confidential information regarding the manner of business operations and actual or demonstrably anticipated business, research or development of the Employer are provided in confidence and constitute Confidential Information/Trade Secrets (as defined in the state in which Employee resides) of Employer. Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of Employer’s Confidential Information/Trade Secrets obtained by Employee during his employment with Employer constitutes unfair competition. Employee promises not to engage in any unfair competition with Employer.

4.                                      Non-Solicitation Covenant. Employee agrees that during his/her employment with the Employer and for one year following his/her termination or cessation of employment, Employee shall not directly or indirectly solicit or attempt to solicit any business from any of Employer’s Customers, including actively sought prospective Customers, with whom Employee has material contact for purposes of providing products or services that are competitive with those provided by Employer, provided that “material contact” is agreed to exist between Employee and each customer or potential customer: (1) with whom the Employee deals; (2) whose dealings with Employer are coordinated or supervised by Employee, or (3) about whom Employee has obtained confidential information in the ordinary course of business as a result of such Employee’s association with Employer.

5.                                      Non-Recruiting Covenant. Employee agrees that Employer has invested substantial time and effort in assembling its present personnel. Employee agrees that for one year following his/her termination or cessation of employment, Employee will not directly or indirectly recruit, or attempt to recruit, any other employee of Employer or its affiliates, or induce or attempt to induce any employee of Employer to terminate or cease employment with Employer.

6.                                      Covenant Not to Disclose Employer’s Trade Secrets or Confidential Information During or After Term of Employment. Employee will not, except as required in the conduct of Employer’s business or as authorized in writing by Employer, publish or disclose, during Employee’s term of employment or subsequent thereto, any Confidential Information/Trade Secret as defined herein or other confidential information, including information concerning any invention, or any other matter relating to Employer’s business that Employee may in any way acquire through his employment with Employer. All records, files, plans, documents and the like relating to the business of Employer which Employee shall prepare, use, or come on contact with shall be and shall remain the sole property of Employer and shall not be copied without written permission of Employer and shall be returned to Employer on termination of employment or at Employer’s request at any time.

7.                                      Covenant Not to Compete by Use of Employer’s Confidential Information/Trade Secrets After Termination of Employment. Employee will not engage in competition with Employer, at any time after the termination of this Agreement, while making use of Employer’s Confidential Information/Trade Secrets or confidential information including information concerning any invention, or any other matter relating to Employer’s business that Employee may in any way acquire by reason of his employment with Employer.

8.                                      ASSIGNMENT OF INTEREST IN INVENTIONS:

A.                                    Employee agrees that any inventions made by Employee solely or jointly with others during the term of this contract, that are (1) made with Employer’s equipment, supplies, facilities,

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trade secrets, or time, or (2) that relate, at the time of conception or of reduction to practice, to the business of Employer or Employer’s actual or demonstrably anticipated research or development, or (3) that result from any work performed by Employee for Employer or result from the use of premises owned, leased or otherwise used or acquired by Employer (hereafter “inventions”), shall belong to Employer, and promises to assign any and all rights in such inventions to the Employer.

B.                                    Employee agrees that any inventions made by Employee solely or jointly with others, made after the date that this Employment Agreement terminates, that are based on trade secrets of Employer, shall belong to Employer, and Employee promises to assign any and all rights in such inventions to Employer. For the purposes of this paragraph, an invention is based on the trade secrets of the Employer if the invention incorporates any such secrets in design or principal.

C.                                    Employee also agrees the Employer shall have the right to keep any inventions covered by this Agreement as trade secrets, and Employee agrees not to disclose such invention to any third parties except as specifically authorized by Employer.

D.                                    Employee agrees to assign to Employer all rights in any other inventions made by Employee of Employer as required to grant those rights to the United States government or any of its agencies.

E.                                     Notwithstanding any provision of this Agreement, Employee shall not be required to assign, nor shall he be deemed to have assigned, any of Employee’s rights in any invention, as set forth in Labor Code Section 2870 (reprinted in its entirety as Exhibit “A”), (and/or any other applicable statute under the law of the state in which Employee resides) that Employee develops entirely on his own time without using Employer’s equipment, supplies, facilities, or trade secret information, except for inventions that either (1) relate, at the time that the invention is conceived or reduced to practice, to Employer’s business or to actual or demonstrably anticipated research or development of Employer; or (2) result from any work performed by Employee for Employer.

F.                                      In order to permit Employer to claim rights to which it may be entitled, Employee agrees to disclose to Employer in confidence (1) all inventions that Employee makes, either solely or jointly with others, during the term of his employment, and (2) all patent applications filed by Employee during, or within one year after termination of his employment. Employee also agrees to submit to a reasonable and confidential review process under which Employer may determine such as issues may arise under this Agreement.

G.                                    Employee shall assist Employer in obtaining patents or copyrights on all inventions, designs, improvements, and discoveries deemed patentable or copyrightable by Employer in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters of patent, to vest Employer with full and extensive titles to those patents, and to protect the same against infringement by others, from, during and after the termination of this Agreement. In the event that assistance of the employee is needed after the termination of this Agreement, Employee will be paid for that assistance at the hourly rate he earned when this Agreement terminated.

H.                                   For the purpose of this Agreement, an invention is deemed to have been made during the Employee’s period of employment if the invention was conceived or actually first reduced to practice during that period.

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9.                                      Prior Knowledge and Prior Relationships.

A.                                    Except as disclosed in Exhibit “B,” Employee has no knowledge of any of Confidential Information/Trade Secrets or other confidential information referenced and defined in this Agreement other than the information Employee has learned from Employer.

B.                                    Employee has disclosed in Exhibit “B” a complete list of all inventions that are proprietary to Employee and that Employee wants to exclude from the application of this Agreement. Employer will receive and hold all such disclosures in confidence.

C.                                    Employee has no agreements, relationships, or commitments to any other person or entity that conflict with or would prevent Employee from performing any of Employee’s obligations to Employer under this Agreement.

D.                                    Employee will not disclose and has not disclosed to Employer and will not use or induce Employer to use any proprietary information or Trade Secrets of others. Employee represents and warrants that Employee has returned all property and confidential or trade secret information belonging to others and is not in possession of any such confidential or trade secret information.

E.                                     Employee agrees to indemnify, defend and hold harmless Employer and its officers, directors and employees from any and all claims, damages, costs, expenses or liability, including reasonable attorney’s fees incurred in connection with or resulting from any breach or default of the representations and warranties contained in this paragraph.

10.                               Termination of Employment.

A.                                    Employee’s employment with Employer is at will and Employee’s employment and compensation can be terminated or modified in any way, with or without cause, with or without notice, at any time.

B.                                    If Employee’s employment with Employer is terminated for any reason, Employee shall promptly deliver and without request:

(i)             Inform Employer of and deliver to Employer all documents and data pertaining to Employee’s employment and the Confidential Information/Trade Secrets, whether prepared by Employee or otherwise coming into Employee’s possession or control; and

(ii)          Sign the Termination Certificate in Exhibit “C” Employee shall not retain any written or other tangible material containing any information concerning or disclosing any Confidential Information/Trade Secrets.

11.                               Injunctive Relief. Employee agrees that breach of the restrictive covenants in this Agreement will irreparably harm Employer for which Employer may not have an adequate remedy at law. As such, Employee agrees that Employer shall be entitled to any proper injunction, including but not limited to temporary, preliminary, final injunctions, temporary restraining orders, and temporary protective orders, to enforce said covenants in the event of breach or threatened breach by Employee, in addition to any other remedies available to Employer at law or in equity. The Confidentiality, Non-Solicitation, Non-Competition, and Non-Recruiting restrictive covenants contained in this agreement are independent of any other obligations between the parties, and the existence of any other claim or cause of action against Employer is not a defense to enforcement of said covenants by injunction.

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12.                               Waiver. No waiver by Employer of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Employer of any right under this Agreement shall be construed as a waiver of any other right.

13.                               Tolling and Suspension. In the event of a breach by Employee of any restrictive covenant contained in this Agreement, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that Employer shall receive the benefit of Employee’s compliance with the terms and conditions of this Agreement.

14.                               This is the entire agreement between Employer and Employee regarding confidentiality of Employer’s Confidential Information/Trade Secrets and this agreement supersedes any and all prior agreements regarding these issues. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflict of laws. This Agreement consists of a series of separate covenants. If any separate covenant, word or provision of this Agreement is found unenforceable it may be severed from this Agreement with the remainder of the Agreement remaining in full force and effect.

MY SIGNATURE BELOW ATTESTS TO THE FACT THAT I HAVE READ, UNDERSTAND, AND AGREE TO BE LEGALLY BOUND TO ALL OF THE ABOVE TERMS.

Signed at October,                    , this 30th day of                               , 2014.

/s/ Bradley J. Stratton
Employee’s Signature

FOR EMPLOYER:

Signed at            ,                , this      day of                      , 20  .

Employer Representative’s Signature

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EXHIBIT A

COMPANY’S WRITTEN NOTIFICATION TO EMPLOYEE OF
LABOR CODE §2870

In accordance with California Labor Code §2870, you are hereby notified that your At Will Employment and Confidentiality Agreement does not require you to assign to Company any Invention for which no equipment, supplies, facility or trade secret information of Company was used and that was developed entirely on your own time, and does not relate to the business of Company or to Company’s actual or demonstrably anticipated research or development, or does not result from any work performed by you for Company.

The following is the text of California Labor Code §2870:

“(a) Any provision in an Employment Agreement which provides that an Employee shall assign, or offer to assign, any of his or her right to an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for inventions that:

‘(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or

(2) Result from any work performed by the employee for the employer.”’

“(b) To the extent a provision in the employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

I hereby acknowledge receipt of this written notification.

Date:	10/30/2014	/s/Bradley J. Stratton
[Employee’s Signature]

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EXHIBIT B

PRIOR KNOWLEDGE AND INVENTIONS

1.                                      I acknowledge that I know nothing about the Confidential Information/Trade Secrets or Inventions of Employer other than the information that has been disclosed to me by Employer except the following (if none, so state):

2.                                      I acknowledge that I have not conceived, made, or reduced to practice (alone or jointly with others) any Inventions other than the following, which are excluded from application of this Agreement (if none, so state):

3.                                      I acknowledge that I have no other current or prior Agreements, relationships, or commitments that conflict with this Agreement or with my relationship with Employer other than the following:

Date:	10/30/2014	/s/Bradley J. Stratton
[Employee’s Signature]

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